Exhibit 10.2

EXECUTION COPY

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into as of November 15, 2010 between BROADWIND ENERGY, INC. (the “Company”), and J. Cameron Drecoll (the “Consultant”).

WHEREAS, the Consultant has served as the Chief Executive officer of the Company since 2007;

WHEREAS, the Consultant is resigning his position with the Company effective as of December 1, 2010 (the “Resignation Date”); and

WHEREAS, the Company desires to obtain the benefit of the Consultant’s knowledge and experience on and after the Resignation Date by retaining the Consultant to provide the consulting services described herein, and the Consultant desires to accept such position, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Consultant hereby agree as follows:

1.                                      Term of Agreement.  The Company hereby agrees to retain the Consultant as a consultant, and the Consultant hereby agrees to be retained by the Company, upon the terms and subject to the conditions hereof for the period commencing on December 1, 2010 (the “Effective Date”) and ending on the date which is the first annual anniversary of the Effective Date (the “Consulting Period”), unless earlier terminated pursuant to Section 5 hereof.

2.                                      Consulting Services.  During the Consulting Period, the Consultant shall make himself available to perform consulting services with respect to the businesses conducted by the Company.  Such consulting services shall be related to such matters as the then Chief Executive Officer of the Company may designate from time to time.  The Consultant shall comply with reasonable requests for the Consultant’s consulting services and shall devote reasonable time and his reasonable best efforts, skill and attention to the performance of such consulting services, including travel reasonably required in the performance of such consulting services; provided, however, that the Consultant is not expected to devote more than 20 hours during any calendar month during the Consulting Period to the performance of such consulting services.

3.                                      Independent Contractor Status.  The Consultant shall perform the consulting services described in Section 2 hereof as an independent contractor without the power to bind or represent the Company for any purpose whatsoever.  The Consultant shall not, by virtue of being a consultant hereunder, be eligible to receive any employee benefits for which officers or other employees of the Company are eligible at any time, other than health care coverage described in Section 4(b).  The Consultant hereby acknowledges his separate responsibility for all federal and state withholding taxes, Federal Insurance Contribution Act taxes and workers’ compensation and unemployment compensation taxes, if applicable, and agrees to indemnify and hold the Company harmless from any claim or liability therefor.

4.                                      Compensation and Related Matters.

(a)                                  Compensation.  During the Consulting Period, as compensation for the consulting services to be performed by the Consultant pursuant to Section 2 hereof, the Company shall pay the Consultant a consulting fee at the rate of one hundred twenty thousand dollars ($120,000) per annum, payable in equal monthly installments.

(b)                                 Health Insurance.  For a period of twelve (12) months beginning on the Effective Date, Consultant shall be entitled to health insurance coverage under the terms and conditions of the Company’s health insurance plan that may be in effect during such twelve (12) month period and provided by the Company to its employees generally.  After expiration of such twelve (12) month period, Consultant shall be eligible for continued coverage in accordance with part 6 of subtitle B of title I of the Employee Retirement Income Security Act of 1974, as amended.

(c)                                  Expense Reimbursements.  The Company shall reimburse the Consultant for all proper expenses incurred by the Consultant in providing consulting services hereunder.  Any reimbursement (including any advancement) payable to the Consultant pursuant to this Agreement shall be conditioned on the submission by the Consultant of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to the Consultant within thirty (30) days following receipt of such expense reports (or invoices), but in no event later than the last day of the calendar year following the calendar year in which the Consultant incurred the reimbursable expense.  Any amount of expenses eligible for reimbursement during a calendar year shall not affect the amount of expenses eligible for reimbursement during any other calendar year.  The right to reimbursement pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

5.                                      Termination.  This Agreement may be terminated at any time by the Company upon written notice to the Consultant.  Unless the Company terminates this Agreement for breach, upon termination of this Agreement, the Company shall pay to the Consultant any accrued and unpaid consulting fee payable to the Consultant pursuant to Section 4(a) hereof and shall reimburse the Consultant for expenses incurred by the Consultant pursuant to Section 4(c) hereof prior to the date of such termination.

6.                                      Restrictive Covenants.

(a)                                  Confidentiality Critical.  The parties agree that the business in which the Company is engaged is highly sales-oriented and the goodwill established between the Consultant and the Company’s customers and potential customers is a valuable and legitimate business interest worthy of protection under this Agreement.  The Consultant acknowledges and agrees that developing and maintaining business relationships is an important and essential business interest of the Company.  The Consultant further recognizes that, by virtue of his prior employment by, and acting as a consultant for, the Company, he has been, and will be, granted otherwise prohibited access to confidential and proprietary data of the Company which is not known to its competitors and which has independent economic value to the Company and that he has gained, and will continue to gain, an intimate knowledge of the Company’s business and its policies, customers, employees and trade secrets, and of other confidential, proprietary, privileged, or secret information of the Company and its customers (“Customers”) (collectively, all such nonpublic information is referred to as “Confidential Information”).

This Confidential Information includes, but is not limited to data relating to the Company’s marketing and servicing programs, procedures and techniques; business, management and personnel strategies; the criteria and formulae used by the Company in pricing its products, loss control and information management services; the Company’s products and services; the Company’s computer system and software; lists of prospects; customer lists; the identity, authority and responsibilities of key contacts at accounts of Customers; and the composition and organization of Customers’ business.  The Consultant recognizes and admits that this Confidential Information constitutes valuable property of the Company, developed over a long period of time and at substantial expense, and worthy of protection.  The Consultant acknowledges and agrees that only through his prior employment with, and consulting services for, the Company could he have the opportunity to learn this Confidential Information.

(b)                                 Confidential Information.  The Consultant shall not (for any reason), directly or indirectly, for himself or on behalf of any other person or entity, (A) disclose to any person or entity (except to employees or other representatives of the Company who need to know such Confidential Information to the extent reasonably necessary for the Consultant to perform his duties under this Agreement or such employees or representatives to perform their duties on behalf of the Company, and except as required by law) any Confidential Information, including, without limitation, business or trade secrets of, or products or methods or techniques used by, the Company, or any Confidential Information whatsoever concerning the Customers, (B) use, directly or indirectly, for his own benefit or for the benefit of another (other than a Customer) any of such Confidential Information, or (C) assist any other person or entity in connection with any action described in either of the foregoing clauses (A) and (B).

(c)                                  Noninterference with Employees.  The Consultant further agrees that the Company has expended considerable time, energy and resources into training its other employees (“Co-Workers”).  As a result, during the Consulting Period and for the period beginning on the date of termination of this Agreement and ending on the later of the one (1) year anniversary date of such termination and the date that is two (2) years after the Effective Date, the Consultant shall not, for any reason, directly or indirectly, for himself or on behalf of any other person or entity, (A) induce or attempt to induce any Co-Worker to terminate employment with the Company, (B) interfere with or disrupt the Company’s relationship with any of the Co-Workers, (C) solicit, entice, hire, cause to hire, or take away any person employed by the Company at that time or during the twelve (12) month period preceding the end of the Consulting Period, or (D) assist any other person or entity in connection with any action described in any of the foregoing clauses (A) through (C).

(d)                                 Non-competition.  The Consultant further agrees with the Company to the following provisions, all of which the Consultant acknowledges and agrees are necessary to protect the Company’s legitimate business interests.  The Consultant covenants and agrees with the Company that:

(i)                                     The Consultant shall not, during the Consulting Period and for the period beginning on the date of termination of this Agreement and ending on the later of the one (1) year anniversary date of such termination and the date that is two (2) years after the Effective Date, either directly or indirectly, engage in, render service or other assistance to, or sell products or services, or provide resources of any kind, whether as an owner, partner, shareholder, officer, director, employee, consultant or in any other capacity, whether or not for consideration, to any person, corporation, or any entity, whatsoever, that owns, operates or conducts a business that competes, in any way, with the Company other than the ownership of 5% or less of the shares of a public company where the Consultant is not active in the day to day management of such company.

(ii)                                  The Consultant shall not, during the Consulting Period and for the period beginning on the date of termination of this Agreement and ending on the later of the one (1) year anniversary date of such termination and the date that is two (2) years after the Effective Date, either directly or indirectly, (A) solicit, call on or contact any Customer of the Company for the purpose or with the effect of offering any products or services of any kind offered by the Company at that time or during his employment with the Company or during the Consulting Period, (B) request or advise any present or future vendors or suppliers to the Company to cancel any contracts, or curtail their dealings, with the Company, or (C) assist any other person or entity in connection with any action described in any of the foregoing clauses (A) through (B).

(iii)                               During the Consulting Period, the Consultant shall not own, or permit ownership by the Consultant’s spouse or any minor children under the parental control of the Consultant, directly or indirectly, an amount in excess of five percent (5%) of the outstanding shares of stock of a corporation, or five percent (5%) of any business venture of any kind, which operates or conducts a business that competes, in any way, with the Company.

(e)                                  Non-disparagement.  At any time during or after the Consulting Period, the Consultant shall not disparage the Company or any shareholders, directors, officers, employees, or agents of the Company, and neither the Company nor any of its affiliates shall disparage the Consultant.

(f)                                    Understandings.

(i)                                     The provisions of this Section 6 shall be construed as an agreement independent of any other claim.  The existence of any claim or cause of action of the Consultant against the Company, whether predicated on the Consultant’s prior employment, consulting services hereunder or otherwise, shall not constitute a defense to the enforcement by the Company of the terms of Section 6 of this Agreement.  In any action brought by either party under Section 6 of this Agreement, the prevailing party in such action shall be entitled to recover attorneys’ fees and costs from the other party, both on trial and appellate levels.  The Consultant waives any right to a jury trial in any such litigation.

(ii)                                  The Consultant acknowledges and agrees that the covenants and agreements contained herein are necessary for the protection of the Company’s legitimate business interests and are reasonable in scope and content.  The Consultant agrees that the restrictions contained in this Section 6 are reasonable and will not unduly restrict him in securing other employment or income after the Consulting Period.  The Consultant acknowledges and agrees that he executed this Agreement on or before his first day of providing consulting services hereunder.

(g)                                 Injunctive Relief.  The Consultant acknowledges and agrees that any breach by him of any of the covenants or agreements contained in this Section 6 would give rise to irreparable injury and would not be adequately compensable in damages.  Accordingly, the Consultant agrees that any beneficiary of the provisions of this Agreement may seek and obtain injunctive relief against the breach or threatened breach of any of the provisions of this Agreement in addition to any other legal remedies available.

(h)                                 Reformation and Survival.  The Company and the Consultant agree and stipulate that the agreements and covenants contained in this Agreement are fair and reasonable in light of all of the facts and circumstances of the relationship between them.  The Company and the Consultant acknowledge their awareness, however, that in certain circumstances courts have refused to enforce certain agreements not to compete.  Therefore, in furtherance of, and not in derogation of, the provisions of this Section 6, the Company and the Consultant agree that, in the event a court should decline to enforce one or more of the provisions of this Section 6 or decide to limit the temporal or geographic scope of any restriction, then this Section 6 shall be deemed to be modified or reformed to restrict the Consultant’s conduct to the maximum extent (in terms of time, geography, and business scope) that the court shall determine to be enforceable.  The provisions of this Section 6 shall survive the termination of this Agreement and the Consultant’s termination of services hereunder, whether voluntary or involuntary.

7.                                      Representations and Warranties of the Consultant.  In order to induce the Company to enter into this Agreement with the Consultant, the Consultant hereby represents and warrants to the Company as follows:

(a)                                  Binding Agreement.  This Agreement has been duly executed and delivered by the Consultant and constitutes a legal, valid and binding obligation of the Consultant and is enforceable against the Consultant in accordance with its terms.

(b)                                 No Violations of Law.  The execution and delivery of this Agreement and the other agreements contemplated hereby by the Consultant do not, and the performance by the Consultant of his obligations under this Agreement and the other agreements contemplated hereby will not, violate any term or provision of any law, or any writ, judgment, decree, injunction, or similar order applicable to the Consultant.

(c)                                  Litigation.  The Consultant is not involved in any proceeding, claim, lawsuit, or investigation alleging wrongdoing by the Consultant before any court or public or private arbitration board or panel or governmental department, commission, board, bureau, agency or instrumentality.

(d)                                 No Conflicting Obligations.  The Consultant is not under, or bound to be under in the future, any obligation to any person or entity that is or would be inconsistent or in conflict with this Agreement or would prevent, limit, or impair in any way the performance by his obligations hereunder, including but not limited to any duties owed to any former employers not to compete.  The Consultant represents and agrees that he will not disclose to the Company or use on behalf of the Company any confidential information or trade secrets belonging to a third party.

8.                                      Survival.  Sections 6, 7, 8 and 9 of this Agreement shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Consulting Period.

9.                                      Successors; Assignment, Etc.; Third Party Beneficiaries.

(a)                                  The Consultant consents to and the Company shall have the right to assign this Agreement to its successors or assigns.  All covenants or agreements hereunder shall inure to the benefit of and be enforceable by or against its successors or assigns.

(b)                                 Neither this Agreement nor any of the rights or obligations of the Consultant under this Agreement may be assigned or delegated except as provided in the last sentence of this Section 9(b).  This Agreement and all rights of the Consultant hereunder shall inure to the benefit of and be enforceable by, and shall be binding upon, the Consultant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.  If the Consultant should die while any amounts would still be payable to him hereunder had he continued to live, then all such amounts (unless otherwise provided herein) shall be paid in accordance with the terms of this Agreement to the devisee, legatee, or other designee under the Consultant’s testamentary will or, if there be no such will, to the Consultant’s estate.

10.                               Notice.  For purposes of this Agreement, all notices and other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or when mailed by United States registered or certified mail, return receipt requested, first-class postage prepaid, addressed as follows:

If to the Company, to:

Broadwind Energy, Inc.

47 E. Chicago Avenue, Suite 332

Naperville, IL 60540

Attn: Chief Executive Officer

If to the Consultant, to:

Mr. J. Cameron Drecoll

or to such other address as any party may have furnished to the other in writing in accordance with this Section 10, except that notices of any change of address shall be effective only upon actual receipt.

11.                               Miscellaneous.  No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing signed by the Consultant and such officers as may be specifically designated by the board of directors of the Company.  No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any similar or dissimilar condition or provision at the same or any other time.  No agreements or representations (whether oral or otherwise, express or implied) with respect to the subject matter of this Agreement have been made by either party which are not set forth expressly in this Agreement or which are not specifically referred to in this Agreement.  The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Illinois.  Unless the context otherwise requires, words using the singular or plural number shall respectively include the plural or singular number, and pronouns of any gender shall include each other gender.

12.                               Validity.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law or court decision, and if the rights or obligations of the Company and the Consultant will not be materially and adversely affected thereby, (a) such provision shall be fully severable from this Agreement, (b) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar to the terms and intent of such illegal, invalid, or unenforceable provision as may be possible.

13.                               Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

14.                               Litigation.  The parties agree that the exclusive venue for any litigation commenced by the Company or the Consultant relating to this Agreement shall be the state courts located in Cook County, Illinois and the United States District Court, Northern District of Illinois in Cook County, Illinois.  The parties waive any rights to object to venue as set forth herein, including any argument of inconvenience for any reason.  In any action brought by either party under this Agreement, the prevailing party in such action shall be entitled to recover its attorneys’ fees and costs (including without limitation, court costs, paralegal fees, expert witness fees and other customary litigation expense) from the other party, both on trial and appellate levels.

15.                               Entire Agreement.  This Agreement constitutes (i) the binding agreement between the parties and (ii) represents the entire agreement between the parties and supersedes all prior agreements relating to the subject matter contained herein.  All prior negotiations concerning the Consultant’s consulting services for the Company have been merged into this Agreement and are reflected in the terms herein.  Notwithstanding anything contained herein, the terms of the Employment Agreement shall continue in effect to the extent provided therein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BROADWIND ENERGY, INC.

By:	/s/ Stephanie K. Kushner

Name:	Stephanie K. Kushner
Title:	Executive Vice President and Chief Financial Officer

J. CAMERON DRECOLL

/s/ J. Cameron Drecoll